As filed with the Securities and Exchange Commission on April 24, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISA INC.

(Exact name of Registrant as specified in its charter)

Delaware	P.O. Box 8999 San Francisco, California 94128-8999 (415) 932-2100 (Address of principal executive offices)	26-0267673
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

VISA INC.

2007 EQUITY INCENTIVE COMPENSATION PLAN

(Full Title of Plan)

Joseph W. Saunders

Chief Executive Officer and Chairman of the Board of Directors

Visa Inc.

P.O. Box 8999

San Francisco, California 94128-8999

(415) 932-2100

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

Mark L. Mandel

S. Ward Atterbury

Colin J. Diamond

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.0001 par value	10,871,143	$44.00	$478,330,292	$18,798(2)
Class A Common Stock, $0.0001 par value	48,128,857	$70.68	$3,401,747,613	$133,689(3)

(1)	Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares which become issuable under the above-referenced incentive plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the exercise price with respect to shares already granted.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low prices ($72.50 and $68.85) of the Registrant’s class A common stock as quoted on the New York Stock Exchange on April 21, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Visa Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following:

a)	the Company’s final prospectus filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2008 pursuant to Rule 424(b)(4) under the Securities Act in connection with the Company’s Registration Statement on Form S-1 (File No. 333-147296);

b)	the Company’s all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the document referred to in (a) above; and

c)	the description of the Company’s shares of class A common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-33977) filed with the Commission on February 25, 2008, including any subsequently filed amendments and reports updating that description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

The Company’s amended and restated certificate of incorporation provides for indemnification of its directors and officers to the fullest extent permitted under Delaware law. In addition, the Company has entered into separate indemnification agreements with each of its executive officers and directors, which require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service (other than liabilities arising from acts or omissions not in good faith or from willful misconduct). These indemnification provisions and the indemnification agreements between the Company and its executive officers and directors may be sufficiently broad to permit indemnification of executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the company or its stockholders; (2) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation includes such a provision.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Company maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies: (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act; and (2) to the Company with respect to payments that may be made by the registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 24th day of April, 2008.

VISA INC.

By:	/S/ JOSEPH W. SAUNDERS
Name:	Joseph W. Saunders
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Joseph W. Saunders and William M. Sheedy and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for each and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOSEPH W. SAUNDERS	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	April 24, 2008
Joseph W. Saunders

/S/ BYRON H. POLLITT	Chief Financial Officer (principal financial officer and principal accounting officer)	April 24, 2008
Byron H. Pollitt

/S/ HANI AL-QADI	Director	April 24, 2008
Hani Al-Qadi

/S/ THOMAS CAMPBELL	Director	April 24, 2008
Thomas Campbell

/S/ GARY COUGHLAN	Director	April 24, 2008
Gary Coughlan

/S/ MARY B. CRANSTON	Director	April 24, 2008
Mary B. Cranston

/S/ CHARLES T. DOYLE	Director	April 24, 2008
Charles T. Doyle

Signature	Title	Date

/S/ FRANCISCO JAVIER FERNANDEZ-CARBAJAL	Director	April 24, 2008
Francisco Javier Fernandez-Carbajal

/S/ PETER HAWKINS	Director	April 24, 2008
Peter Hawkins

/S/ SUZANNE NORA JOHNSON	Director	April 24, 2008
Suzanne Nora Johnson

/S/ ROBERT W. MATSCHULLAT	Director	April 24, 2008
Robert W. Matschullat

/S/ DAVID I. MCKAY	Director	April 24, 2008
David I. McKay

/S/ CATHY ELIZABETH MINEHAN	Director	April 24, 2008
Cathy Elizabeth Minehan

/S/ DAVID J. PANG	Director	April 24, 2008
David J. Pang

/S/ CHARLES W. SCHARF	Director	April 24, 2008
Charles W. Scharf

/S/ SEGISMUNDO SCHULIN-ZEUTHEN	Director	April 24, 2008
Segismundo Schulin-Zeuthen

/S/ WILLIAM SHANAHAN	Director	April 24, 2008
William Shanahan

/S/ JOHN A. SWAINSON	Director	April 24, 2008
John A. Swainson

2

EXHIBIT INDEX

Exhibit Number	Description of Documents
4.1	Amended and Restated Certificate of Incorporation of Visa Inc. (incorporated by reference to Exhibit 3.1 to Visa Inc.’s Registration Statement on Form S-1 (File No. 333-147296) filed on March 13, 2008)

4.2	Amended and Restated Bylaws of Visa Inc. (incorporated by reference to Exhibit 3.2 to Visa Inc.’s Annual Report on Form 10-K filed on December 20, 2007)

5.1	Opinion of White & Case LLP, counsel to the Corporation, with respect to the legality of the class A common stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Visa Inc.)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Visa U.S.A. Inc.)

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm (Visa International Service Association)

23.4	Consent of White & Case LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Visa Inc. 2007 Equity Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 to Visa Inc.’s proxy statement-prospectus on Form S-4 (File No. 333-143966) filed on June 22, 2007)